Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

KEMET Electronics Corporation:

We consent to the incorporation by reference in the registration statement (no. 33-60092) on Form S-8 of KEMET Corporation of our report dated June 29, 2009, with respect to the statement of net assets available for benefits of KEMET Employees’ Savings Plan as of December 31, 2008 and the related statement of changes in net assets available for benefits for the year then ended which report appears in the December 31, 2009 annual report on Form 11-K of KEMET Employees’ Savings Plan.

/s/ KPMG LLP

KPMG LLP

Greenville, South Carolina

June 2, 2010